Exhibit 10.15

THIRD AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Third Amendment to Lease (“Amendment”) dated December 29, 2017, is by and between DISCOVERY BUSINESS CENTER LLC, a Delaware limited liability company (“Landlord”), and GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Tenant”).

II.	RECITALS.

On November 11, 2013, Landlord and Tenant entered into a lease for space in a building located at 41 Discovery, Irvine, California (“41 Discovery Premises” and “41 Discovery Building”), which lease was amended by a First Amendment to Lease dated January 27, 2016 (“First Amendment”), wherein Tenant added approximately 4,182 rentable square feet of space in a building located at 15420 Laguna Canyon Road, Suite 260, Irvine, California (“Laguna Canyon Premises” and “Laguna Canyon Building”) to the Premises, and by a Second Amendment to Lease dated April 7, 2017, wherein Tenant added approximately 7,000 rentable square feet of space in a building located at 49 Discovery, Suite 200, Irvine, California (“49 Discovery Premises”) to the Premises. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to terminate Tenant’s leasing of the Laguna Canyon Premises and the 49 Discovery Premises (collectively, the “Excess Space”) in exchange for leasing approximately 31,407 rentable square feet of space in a building located at 43 Discovery, Suite 200, Irvine, California, more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “43 Discovery Premises”, to extend the Lease Term as to the remainder of the Premises (i.e., the 41 Discovery Premises), to adjust the Basic Rent and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.          Termination as to the Excess Space. Notwithstanding anything to the contrary set forth in the Lease, the parties agree that Tenant’s lease as to the Excess Space shall terminate on the day immediately preceding the Commencement Date for the 43 Discovery Premises (the “Termination Date for the Excess Space”), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease with respect to the Excess Space from and after the date of this Amendment through and including the Termination Date for the Excess Space, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to the Excess Space. Tenant shall quit and surrender possession of the Excess Space to Landlord on or before the date that is 7 days after the Termination Date for the Excess Space as required by the provisions of Section 15.2 of the Lease.

B.          Premises/Building. Effective as of the “Commencement Date for the 43 Discovery Premises” (as hereinafter defined), the “Premises” under the Lease shall consist of the 41 Discovery Premises and the 43 Discovery Premises (and references to Exhibit A to the Lease shall also include Exhibit A attached to this Amendment), and all references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 41 Discovery, Irvine, California and 43 Discovery, Irvine, California (“43 Discovery Building”), either collectively or individually as the context may reasonably require; provided, that, for the avoidance of doubt, Tenant’s obligations under the Lease and this Amendment with respect to the 43 Discovery Building shall only extend to Suite 200 located in the 43 Discovery Building and Tenant shall not have any obligations with respect to any of the other office space or areas located in or around the 43 Discovery Building (unless such areas constitute Common Areas as defined under the Lease, then Tenant’s obligations with respect to such Common Areas shall be as set forth in the Lease).

C.          Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.          Effective as of the Commencement Date for the 43 Discovery Premises, Item 2 shall be deleted in its entirety and substituted therefore shall be the following:

“2.     Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings:	41 Discovery, Irvine, CA 92618
43 Discovery, Suite 200, Irvine, CA 92618
Project Description:	Discovery Business Center

2.          Item 4 is hereby amended by adding the following:

‘“Estimated Commencement Date for the 43 Discovery Premises: November 1, 2018”

“Commencement Date for the 43 Discovery Premises” shall mean the earlier of (a) Landlord’s tender of possession of the 43 Discovery Premises to Tenant with the “Tenant Improvements” (as hereinafter defined and as defined) for the 43 Discovery Premises substantially completed but for minor punch list items, or (b) the date Tenant commences its business operations in the 43 Discovery Premises. Prior to Tenant’s taking possession of the 43 Discovery Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for the 43 Discovery Premises, provided that Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of said date. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the 43 Discovery Premises, the 43 Discovery Building or the Project or the suitability or fitness of either for any purpose, except as expressly set forth in the Lease. As of the Commencement Date for the 43 Discovery Premises, Tenant shall be conclusively deemed to have accepted that the 43 Discovery Premises is in satisfactory condition and in conformity with the provisions of the Lease, subject only to those defective or incomplete portions of the Tenant Improvements for the 43 Discovery Premises which Tenant shall have itemized on a written punch list and delivered to Landlord within thirty (30) days after the Commencement Date for the 43 Discovery Premises. Landlord shall promptly complete all punch list matters of which it is so notified.”

3.          Item 5 is hereby amended by adding the following:

“5. Lease Term as to the Entire Premises: The Term of this Lease as to the entire Premises shall expire on February 28, 2025.”

4.          Item 6 is hereby amended by adding the following:

“Basic Rent for the 43 Discovery Premises:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
Commencement Date for the 43 Discovery Premises to February 28, 2019	$2.13	$66,897.00

Notwithstanding the above schedule of Basic Rent to the contrary (or the schedule of Basic Rent set forth below, if the Commencement Date for the 43 Discovery Premises occurs after November 1, 2018), as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 4 full calendar months of Basic Rent for the 43 Discovery Premises in the aggregate amount of $267,588.00 (i.e. $66,897.00 per month) (the “Abated Basic Rent”) for the initial four full calendar months of the Term as to the 43 Discovery Premises (the “Abatement Period”). In the event Tenant Defaults at any time during the Term beyond any applicable “cure” period with the result that Tenant’s right to possession of the Premises is terminated, then unamortized Abated Basic Rent to the date of such termination (amortized over the initial 76 months of the Term as to the 43 Discovery Premises) shall immediately become due and payable. The payment by Tenant of the unamortized Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

“Basic Rent for the entire Premises:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
March 1, 2019 toFebruary 29, 2020	$2.13	$162,364.00
March 1, 2020 toFebruary 29, 2021	$2.23	$169,987.00
March 1, 2021 toFebruary 29, 2022	$2.33	$177,609.00
March 1, 2022 toFebruary 29, 2023	$2.43	$185,232.00
March 1, 2023 toFebruary 29, 2024	$2.54	$193,617.00
March 1, 2024 toExpiration Date	$2.65	$202,002.00

For the avoidance of doubt, the Basic Rent for the 41 Discovery Premises for the period commencing on the Commencement Date for the 43 Discovery Premises and ending on February 28, 2019 shall be the amount set forth in the Lease with respect to the 41 Discovery Premises.

5.          Effective as of the Commencement Date for the 43 Discovery Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 76,227 rentable square feet, comprised of the following:

Floor Area of 41 Discovery Premises: Approximately 44,820 rentable square feet

Floor Area of 43 Discovery Premises: Approximately 31,407 rentable square feet

Floor Area of the 41 Discovery Building: Approximately 44,820 rentable square feet

Floor Area of the 43 Discovery Building: Approximately 62,814 rentable square feet”

6.          Item 9 is hereby deleted in its entirety and substituted therefore shall be the following:

“9. Security Deposit: $222,202.00

7.          Effective as of the Commencement Date for the 43 Discovery Premises, Item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11. Parking: 319 parking spaces, together with the “Additional Parking” in accordance with the provisions set forth in Exhibit F attached to this Lease”

D.          Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $123,748.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

E.          Signs.

(i)          Effective as of the Commencement Date for the 43 Discovery Premises, the first sentence of Section 5.2 of the Lease entitled “Signs”, shall be deleted in its entirety and substituted therefor shall be the following:

“Provided Tenant continues to occupy the entire Premises, Tenant shall have (i) the exclusive right to 2 exterior “building top” signs on the 41 Discovery Building and a location on the building monument signage in front of the 41 Discovery Building, and (ii) the non-exclusive right to 1 exterior “building top” sign on the 43 Discovery Building, for Tenant’s name and graphics in locations designated by Landlord, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). In the event Tenant leases the entire 43 Discovery Building, Tenant shall have the exclusive right to 2 exterior “building top” signs on the 43 Discovery Building, for Tenant’s name and graphics in locations designated by Landlord, subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below).”

(ii)          Effective as of the Commencement Date for the 43 Discovery Premises, Section 5.2 of the Lease entitled “Signs”, shall be amended by adding the following:

“Landlord shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the 43 Discovery Premises, together with a directory strip listing Tenant’s name as set forth herein in the lobby directory of the 43 Discovery Building. Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the 43 Discovery Premises.”

F.          Utilities and Services. Effective as of the Commencement Date for the 43 Discovery Premises, both Section III.C of the First Amendment and Section III.D of the Second Amendment, each entitled “Utilities and Services”, shall be deleted in their entirety and substituted therefor shall be the following:

“Tenant shall contract for and shall pay promptly, directly to the appropriate supplier, all charges for telephone, telecommunications service, and all other utilities, materials and services furnished at the request of Tenant for the 43 Discovery Premises during the Term of the Lease as to the 43 Discovery Premises, together with any taxes thereon. Landlord shall contract for and shall make a reasonable determination of Tenant’s proportionate share of the cost of water, gas, sewer, refuse pickup, electricity, interior janitorial services, HVAC services (other than “after hours” HVAC services described below), and any other utilities and services that are not separately metered to the 43 Discovery Premises, and Tenant shall pay such amount to Landlord, as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor, Landlord’s “standard charges” (as hereinafter defined, which shall be in addition to the electricity charge paid to the utility provider) for “after hours” usage by Tenant of each HVAC unit servicing the 43 Discovery Premises. After hours” shall mean more than 66 hours of usage during each week. “After hours” usage shall be determined based upon the operation of the applicable HVAC unit during each calendar year on a “non-cumulative” basis (that is, without regard to Tenant’s usage or nonusage of other unit(s) serving the Premises, or of the applicable unit during other years of the Term). As used herein, “standard charges” shall mean $10.00 per hour for each hour of “after hours” use (in addition to the applicable electricity charges paid to the utility provider).”

G.          Right to Extend the Lease. The provisions of Section 1 of Exhibit G attached to the Lease entitled “Right to Extend this Lease”, as amended by Section III.D of the First Amendment and by Second III.F of the Second Amendment, shall remain in full force and effect and exercisable by Tenant during the Term of the Lease as extended by this Amendment and shall apply to Tenant’s leasing of the 43 Discovery Premises pursuant to this Amendment, except that the reference in the second sentence of the first paragraph thereof to “9 months” is hereby amended to “12 months”.

H.          Right of First Refusal. Provided Tenant is not then in Default hereunder beyond any applicable cure period, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease (except in connection with a Permitted Transfer of this Lease to an Affiliate as described in Section 9.1(e) of the Lease, Tenant shall have a continuing right (“First Refusal Right”) to lease, during the initial approximately 77 month Term of the Lease as to the 43 Discovery Premises, approximately 31,407 rentable square feet of office space on the first floor of the Building as shown on the attached Exhibit A-1 (“First Right Space”) in accordance with and subject to the provisions of this Section. Following the receipt by Landlord of a bona fide letter of intent, request for proposal or other written expression of interest to lease the First Right Space, then provided Landlord intends to pursue such leasing opportunity, Landlord shall give Tenant written notice (“First Right Notice”) of the basic economic terms, including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord intends to lease such First Right Space to the applicable third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then the First Right Notice shall so provide and all such space shall collectively be subject to the following provisions. Within 3 business days after receipt of the First Right Notice, Tenant may, by written notice to Landlord, elect to lease all, but not less than all, of the space specified in the First Right Notice (the “Designated First Right Space”) upon such Economic Terms set forth in the First Right Notice and the same non-Economic Terms as set forth in this Lease. In the event that Tenant does not timely commit in writing to lease the Designated First Right Space on the foregoing terms, then Landlord shall be free to lease same thereafter without any constraint, and Tenant shall have no further rights to any such Designated First Right Space. Should Tenant timely elect to lease the Designated First Right Space, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated First Right Space, to lease such space to a third party without any obligation pursuant to this Section, and/or to pursue any other available legal remedy. In the event that Landlord leases the First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this First Right the First Right Space, or any portion thereof, shall again become available for releasing, then prior to Landlord entering into any such new lease with a third party other than the then-current occupant thereof for the First Right Space, Landlord shall repeat the procedures specified above in this Section. Notwithstanding the foregoing, it is understood that Tenant’s First Refusal Right shall be subject to any extension rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Refusal Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with a Permitted Transfer as described in Section 9.1(e) of the Lease). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section.

I.          Exterior Visibility. The provisions of Section III.G of the Second Amendment shall remain in full force and effect during the Term of the Lease as extended by this Amendment and shall apply to Tenant’s leasing of the 43 Discovery Premises pursuant to this Amendment, except that the references in said Section III.G to the 49 Discovery Premises shall be amended to instead mean and refer to the 43 Discovery Premises.

J.          Rules and Regulations. The provisions of Section III.H of the Second Amendment shall remain in full force and effect during the Term of the Lease as extended by this Amendment and shall apply to Tenant’s leasing of the 43 Discovery Premises pursuant to this Amendment, except that the references in said Section III.G to the 49 Discovery Premises shall be amended to instead mean and refer to the 43 Discovery Premises.

K.          Inter-Building Conduit. The provisions of Section III.L of the Second Amendment shall remain in full force and effect during the Term of the Lease as extended by this Amendment and shall apply to Tenant’s leasing of the 43 Discovery Premises pursuant to this Amendment, except that the references in said Section III.L to the Laguna Canyon Building and the 49 Discovery Building shall be amended to instead mean and refer to the 43 Discovery Building. Not later than the Termination Date for the Excess Space, Tenant shall remove any existing cabling within the Conduit servicing the Laguna Canyon Building and the 49 Discovery Building and all related equipment and facilities at Tenant’s sole cost and expense.

L.          Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord hereby agrees to complete the Tenant Improvements for the Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

M.          Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Grubb Knight Frank / Newport Beach (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

IV.	GENERAL.

A.          Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.      Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.          Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.          Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.          Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.          California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

V.	EXECUTION.

LANDLORD:	TENANT:
DISCOVERY BUSINESS CENTER LLC,	GHOST MANAGEMENT GROUP, LLC,
a Delaware limited liability company	a Delaware limited liability company

By: /s/ Steven M. Case	By: /s/ Doug Francis
Printed Name: Steven M. Case	Printed Name: Doug Francis
Title: EVP Office Properties	Title: CEO

By: /s/ Holly McManus	By: /s/ Chris Beals
Printed Name: Holly McManus	Printed Name: Chris Beals
Title: Vice President, OperationsOffice Properties	Title: President & General Counsel

Exhibit A

43 DISCOVERY PREMISES

43 Discovery

2nd Floor

Exhibit A-1

FIRST RIGHT SPACE

43 Discovery

First Floor

Exhibit X

WORK LETTER

DOLLAR ALLOWANCE

The tenant improvement work to be contracted for by Landlord hereunder (“Tenant Improvement Work”) shall consist of the design and construction of all tenant improvements (“Tenant Improvements”), including work in place as of the date hereof, required for the Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below. It is understood that the Tenant Improvement Work may be performed in one or two phases (i.e., one for each of the 41 Discovery Premises and the 43 Discovery Premises), and in such event the provisions of this Work Letter shall apply to each such phase, but there shall be only one Landlord’s Maximum Contribution and Moving Allowance as set forth in Section II.B below.

I.	ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.          Tenant and Landlord have approved, or shall approve within the time period set forth below, both (i) a detailed space plan for the Premises, prepared by Landlord’s architect (to be selected by Tenant from among LPA, Inc., Gensler, SAA, or H. Hendy Associates), which includes interior partitions, ceilings, interior finishes, interior doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements of Tenant (“Preliminary Plan”), and (ii) an estimate of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan (“Preliminary Cost Estimate”), which Preliminary Cost Estimate will be based upon estimated costs provided by Landlord’s contractor. To the extent applicable, the Preliminary Plan shall include Landlord’s building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I  attached hereto (“Building Standard Improvements”), except for changes and additions specifically requested by Tenant and approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a (“Non-Standard Improvement”). All Tenant requests for Non-Standard Improvements must be in writing and shall provide sufficient specifications and details for Landlord to reasonably evaluate impacts upon the Preliminary Plan and Preliminary Cost Estimate. Tenant shall approve or provide suggested revisions to the Preliminary Plan and the Preliminary Cost Estimate by signing copies of each or specifying in reasonable detail any suggested revisions thereto as hereinabove provided, and delivering each to Landlord within 5 business days of receipt thereof by Tenant. Landlord shall attempt in good faith to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant’s suggested revisions in a mutually satisfactory manner. In all events, Tenant shall approve in all respects a Preliminary Plan and a Preliminary Cost Estimate (as either may have been modified as herein provided to incorporate Tenant’s suggested revisions) for the 43 Discovery Premises not later than May 30, 2018 (“Plan Approval Date”), it being understood that Tenant’s failure to do so shall constitute a “Tenant Delay” (as defined below).

B.          On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord’s architect all specifications and information requested by Landlord for the 43 Discovery Premises for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant’s equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, “Programming Information”). Tenant’s failure to provide the Programming Information for the 43 Discovery Premises by the Plan Approval Date shall constitute a Tenant Delay for purposes hereof. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information. Any delays in the completion of the Tenant Improvements due to incomplete or inaccurate Programming Information shall constitute a Tenant Delay.

C.          Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s architect and engineers shall prepare and deliver to Tenant working drawings and specifications (“Working Drawings and Specifications”). Landlord shall submit the Working Drawings and Specifications for the Tenant Improvement Work to a competitive bidding process involving at least 3 licensed and reputable general contractors. If requested by Tenant, Landlord shall provide copies of the bid responses to Tenant. After adjustments for any inconsistent assumptions to reflect an “apples to apples” comparison, Landlord shall select the lowest qualified bidder for construction of the Tenant Improvements. In the event Landlord selects other than the lowest bidder, it shall do so based on commercially reasonable factors which it shall demonstrate to Tenant. Upon selection of the bidder, Landlord shall enter into a construction contract with the contractor so selected in the bid amount for construction of the Tenant Improvements (which bid amount shall serve as the “Final Cost Estimate”). Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions. Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.

D.          In the event that Tenant requests in writing a revision to the Working Drawings and Specifications (“Change”), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order, if any, in writing within 2 business days following Tenant’s receipt of such change order. If Tenant approves any such change order, and such change order causes Final Cost Estimate to exceed (or further exceed) the Landlord’s Maximum Contribution, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the Completion Cost attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 business days after delivery of invoices for same. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant’s approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.

E.          Landlord agrees that it shall not unreasonably withhold its consent to Tenant’s requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level Landlord has agreed to provide Tenant under the Lease, (iv) would delay construction of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact to the Premises or would cause additional expenses to Landlord in reletting the Premises.

F.          Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within 5 business days following Tenant’s receipt thereof), fails to approve in writing both the Preliminary Plan and Preliminary Cost Estimate for the Tenant Improvements for the 43 Discovery Premises by the Plan Approval Date, fails to provide all of the Programming Information for the 43 Discovery Premises requested by Landlord by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications or the Final Cost Estimate within the time provided herein, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous Programming Information, specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and, to the extent the delay relates to the Tenant Improvements for the 43 Discovery Premises, the Commencement Date for the 43 Discovery Premises shall be deemed to have occurred for all purposes, including without limitation Tenant’s obligation to pay rent for the 43 Discovery Premises, as of the date Landlord reasonably determines that it would have been able to deliver the 43 Discovery Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date for the 43 Discovery Premises should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter of Tenant’s election to contest same pursuant to Section 14.7 of the Lease. Pending the outcome of such proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date for the 43 Discovery Premises set forth in the aforesaid notice from Landlord.

G.          All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by notice to Tenant given at the time of Landlord’s approval of the Preliminary Plan, the Working Drawings and Specifications and any Change, to require Tenant either to remove all or any of the Tenant Improvements approved in the Preliminary Plan or in the Working Drawings and Specifications or by way of such Change, to repair any damage to the Premises or the Common Areas arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of the Lease.

H.          Landlord shall permit Tenant and its agents to enter the 43 Discovery Premises at least 30 days prior to the Commencement Date for the 43 Discovery Premises in order that Tenant may install its cabling and related communication equipment through Tenant’s own contractors prior to the Commencement Date for the 43 Discovery Premises. Any such work shall be subject to Landlord’s prior written approval, and shall be performed in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative. The foregoing license to enter the 43 Discovery Premises prior to the Commencement Date for the 43 Discovery Premises is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time Landlord determines that such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24-hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the 43 Discovery Premises extend the Commencement Date for the 43 Discovery Premises.

I.          Tenant hereby designates Dale Foster (“Tenant’s Construction Representative”), Telephone No. (949) 486-7456, Email: dfoster@weedmaps.com, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.	COST OF TENANT IMPROVEMENTS

A.          Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.          Landlord shall pay up to $2,493,576.00, based on $48.00 per rentable square foot of the 43 Discovery Premises and $22.00 per rentable square foot of the 41 Discovery Premises (“Landlord’s Maximum Contribution”), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord’s Maximum Contribution is intended only as the maximum amount Landlord will pay toward approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution except as provided below. In the event the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost (“Landlord’s Contribution”) shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord’s Maximum Contribution. Notwithstanding the foregoing, Tenant may utilize a portion of the Landlord’s Contribution, not to exceed the amount of $228,681.00, based on $3.00 per rentable square foot of the Premises (the “Moving Allowance”), towards Tenant’s cost of cabling, furniture, fixtures and equipment, or related moving expenses for Tenant’s move to the 43 Discovery Premises. It is further understood and agreed that the Tenant Improvements shall be substantially completed not later than June 30, 2019 to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any portion of the Landlord’s Contribution towards the Tenant Improvements commenced after such date.

C.          Tenant shall pay any costs due to inaccurate or incomplete Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.          The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include a construction management fee to be paid to Landlord or to Landlord’s management agent in the amount of three percent (3%) of the Completion Cost. Unless expressly authorized in writing by Landlord, and except for a fee to be paid to Tenant’s construction manager not to exceed 2% of the Completion Cost, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.

E.          Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant’s Contribution set forth in the approved Preliminary Cost Estimate or in the Final Cost Estimate (once approved by Tenant). If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then Tenant shall pay all such additional costs within 10 business days after written demand for same. The balance of any sums not otherwise paid by Tenant shall be due and payable on or before the Commencement Date for the 43 Discovery Premises. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

CAMPUS OFFICE GENERIC SPECIFICATION
IRVINE COMPANY

TENANT IMPROVEMENT / INTERIOR CONSTRUCTION OUTLINE SPECIFICATIONS

Schedule I

(By Tenant/Tenant Allowance)

Note During preliminary walk throughs, construction management is to confirm re-use of existing building components and provide direction to: 1) match existing, or 2) provide new building standard at all remodel conditions; or 3) provide upgrade to building standard based on project team input. Each suite to be reviewed on a case-by-case basis.

TENANT STANDARD GENERAL OFFICE:
CARPET
Direct glue broadloom carpet.

VINYL COMPOSITION TILE (VCT)
12” x 12” VCT Armstrong Standard Excelon.

WALLS
Standard Walls: 5/8” gypsum drywall on 2-1/2” x 25 ga. metal studs 16” o.c., floor to ceiling construction. No walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building exterior walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall.

Exterior Walls (First Generation Only): 5/8” gypsum drywall furring on 25 ga. metal studs, with R-13 insulation.

PAINT
Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish. Dark colors subject to Landlord approval.

BASE
2-1/2” Burke rubber base; straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork: Nevamar “Smoky White”, Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 scored ceiling tile, installed in building standard 9/16” or 15/16” T-bar grid. Continuous grid throughout.

LIGHTING
All spaces are to be illuminated with building standard 2 x 4 direct/indirect fixtures, approved by the Landlord.

DOORS
1-3/4” solid core, 3”-0” x 8’-10” plain sliced white oak, Western Integrated clear anodized aluminum frames, Schlage “D” series “Sparta” latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door, 4’ wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

WINDOW COVERINGS
Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

1

CAMPUS OFFICE GENERIC SPECIFICATION
IRVINE COMPANY

TENANT IMPROVEMENT / INTERIOR CONSTRUCTION OUTLINE SPECIFICATIONS (Continued)
TENANT STANDARD MECHANICAL:
HVAC
General: Exterior corner spaces with more than one exposure shall be provided with a separate zone. Conference Room (or Training Room) 20’ x 13’ or larger shall be provided with a separate zone. Exterior zone shall be limited to a single exposure and a maximum of 750 to 1000 square feet.

Campus Office Building: Interior and Exterior zone VAV boxes shall be connected to the main supply air loop. Exterior zone VAV boxes shall be provided with two-row hot water reheat coil. Interior zone shall be limited to a maximum of 2000 square feet.

Air distribution downstream of VAV boxes shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements.

Pneumatic thermostats with blank white cover shall be provided for each zone. Thermostats shall be located adjacent to light switch at 48” above finished floor. When the building utilizes DDC zone control, DDC system shall be Andover and installed by AAS. DDC system shall be interfaced to the existing Irvine Company network.

Mid-Tech / Manufacturing Building: Air distribution downstream of packaged rooftop units and/or split system fan coil units shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements. Interior zone shall be limited to a maximum of 2500 square feet.

Packaged rooftop units and/or split system units shall be connected to existing Irvine Company Energy Management System. Thermostats shall be located adjacent to light switch at 48” above finished floor. EMS shall be Andover and installed by AAS.

New packaged rooftop units larger than 5-ton shall be provided with seismic isolation curb with minimum 1-inch spring deflection. New packaged rooftop units larger than 6.25 ton shall be provided with economizer with barometric relief damper.

TENANT STANDARD FIRE PROTECTION:
FIRE PROTECTION
Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of 2’ x 2’ section of scored ceiling tile. Ceiling drops from shell supply loop.

TENANT STANDARD FIRE SPRINKLER:	FIRE SPRINKLER - Hard pipe to be used. Any substitutions to be submitted for Landlord review and approval prior to install. - Center sprinkler head in 2x2 ceiling tile.

Schedule I-2

CAMPUS OFFICE GENERIC SPECIFICATION
IRVINE COMPANY

TENANT IMPROVEMENT / INTERIOR CONSTRUCTION OUTLINE SPECIFICATIONS (Continued)
TENANT STANDARD ELECTRICAL:
ELECTRICAL SYSTEM
A 277/480 volt, three phase, four wire tenant metered distribution section will be added to main service at Main Electrical Room.

Tenant Electrical Room, located within the lease space, as directed by the Landlord, to include 277/480 volt and 120/208 volt panels, transformer, lighting control panel, as required. All newly installed panels and distribution boards shall have all branch circuit loads appropriately disaggregated per 2013 Title 24 requirements.

Standard tenant electrical capacity will be provided in the following capacity:
- Lighting 277V: Minimum of 1.2 watt watts per s.f.
- General 277V Power: As required to accommodate tenant loads.
- HVAC Power 277/480V: As required to accommodate the HVAC equipment.
- General 120/208V Power: Minimum of 8.0 watts per s.f.

LIGHTING
All spaces are to be illuminated with building standard 2’ x 4’, direct/indirect fixtures based on one (1) fixture per 96 square feet. All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be illuminated with building standard 2’x4’ direct/indirect LED 0-10V dimmable fixtures based on (1) fixture per 96 square feet.

Fixture to be Focal Point TICLED-24-4000L-35 (FLUL-24-PS-4000L-35K-1C-VOLT-LD1-GRID TYPE-EQ-WH) - All Fixtures should be ordered via Southern California Illumination, contact rep at 949-622-3000.

Any substitutions to these fixtures must be reviewed/approved by the
Landlord.

All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be controlled by 2013 Title 24 compliant digital lighting system, complete with room controller capable of full range 0-10V LED dimming, occupancy sensors, daylight sensors (as required), and low voltage digital switches as required for each respective enclosed space. Locate switches at 48” to switch centerline. Digital control system shall be by Greengate or equal by Wattstopper. Projects in excess of 10,000 square feet shall also have demand responsive controls via input / output interface at each room controller location with applicable low voltage conductors routed to tenant electrical room for future connection to demand response system per 2013 Title 24 requirements.

Exit signs: Internally illuminated, white sign face with green text.

OUTLETS
Power: Leviton “Decora” style 15 / 20 amp 125-volt specification grade white duplex receptacle mounted vertically, 18” AFF to centerline, with a white plastic coverplate.

2013 Title 24 controlled receptacles are to be plug load controllable decorator receptacle, 15A, half control, white in color Legrand #26252CHW. Receptacle relay shall be wired to room controller in respective vicinity or enclosed space for controlled receptacle to shut off during periods of vacancy.

Schedule I-3

CAMPUS OFFICE GENERIC SPECIFICATION
IRVINE COMPANY

TENANT IMPROVEMENT / INTERIOR CONSTRUCTION OUTLINE SPECIFICATIONS (Continued)
TENANT STANDARD
ELECTRICAL (CONTINUED):          All furniture systems will be assumed to be a four (4) circuit / eight (8) wire configuration. All furniture system workstations are assumed to have personal computers only and will be connected at a ratio of eight (8) workstations per four (4) circuit / eight (8) wire homerun. For each four circuit homerun, the two “general” circuits shall be controlled circuits per 2013 Title 24 requirements and shall be controlled by relays connected to the room controller in respective vicinity or enclosed space for controlled receptacles in partitions to shut off during periods of vacancy.

All wall mounted furniture system communication feeds will be provided with (2) 1 1/2” conduit (non-fire rated / non-insulated walls) OR (2) 1-1/4” conduit (fire rated / insulated walls); a 4S/DP box and a double-gang mud ring in the wall. One (1) furniture system communication feeds will be assumed to be capable of providing enough cabling capacity for eight (8) workstations.

Power and Telecom Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J-box.

All wall mounted general communication outlets in non-fire rated / non-insulated walls will be provided a 2-gang mud ring and a pull string in the wall. All wall mounted communication outlets in fire-rated and insulated walls will be provided with 3/4” conduit (voice and / or data only) OR a 1” conduit (combination voice / data), stubbed into the accessible ceiling space, 4S/DP box and a single gang mud ring in the wall. Cover plate, jacks and cables by tenant.

A single tenant telecom room will be provided with a single 4’ x 8’ backboard. An empty 2” conduit will be routed from this backboard to the building’s main telephone backboard. An empty 4” conduit sleeve will be stubbed into the accessible ceiling space.

TENANT STANDARD WAREHOUSE/SHIPPING AND RECEIVING (IF APPLICABLE):
FLOORS
Sealed concrete.

WALLS
5/8” gypsum wallboard standard partition, height and construction subject to Landlord approval. At furred walls, paint to match Benjamin Moore AC-40 Glacier White. Provide rated partition at occupancy separation, as required by code.
CEILING
Exposed structure, non-painted.

WINDOWS
None.

ACCESS
7’-6” H x 7’-6” W glazed service doors. Glazing is bronze reflective glass.

HVAC
None.

PLUMBING
Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon “Seagate” #86526 Oyster, with Smooth White FRP panel wainscot to 48” high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi-gloss finish.

LIGHTING
T5 High Bay, 2 x 4 fixtures.

OTHER ELECTRICAL
Convenience outlets; surface mounted at exposed concrete walls.

SECURITY
Lockable doors.

Schedule I-4